NEWS RELEASE
                                    FOR MORE INFORMATION CONTACT
                                    Shirley B. Kessler
                                    President and
                                    Chief Executive Officer
                                    ----------------------------

                                    FOR IMMEDIATE RELEASE
                                    (618) 395-8676

                 COMMUNITY FINANCIAL CORP.
    COMPLETES ACQUISITION OF AMERICAN BANCSHARES, INC. AND
           AMERICAN BANK OF ILLINOIS IN HIGHLAND

     Olney, Illinois - May 22, 1997. Community Financial Corp. (Nasdaq.nms: CFIC), the holding company for Community Bank & Trust, N.A., and American Bancshares, Inc., the holding company for American Bank of Illinois in Highland, announced today that they have completed the transaction pursuant to which Community Financial Corp. acquired American Bancshares, Inc. for a cash purchase price of $2.15 million and American Bancshares and American Bank of Illinois in Highland became wholly owned subsid iaries of community Financial Corp.

     American Bank of Illinois in Highland has two offices, located in Highland and Pocahontas, Illinois, with total assets of $17.5 million. American Bank of Illinois in Highland will remain a separate bank subsidiary of Community Financial Corp. All existing Directors of American Bank of Illinois in Highland will continue to serve as Directors of that Bank. All American Bank staff members will be retained to ensure the high level of service the customers have come to expect.

     "Community Financial Corp. is very enthusiastic about its affiliation with American Bancshares, Inc.," stated Shirley B. Kessler, President of Community Financial Corp. "We are excited about the growth potential this market holds and the opportunity to offer our existing products to new customers."

     Karl Tauber, President of American Bancshares and American Bank of Illinois in Highland said, "We believe that affiliation with Community Financial Corp. and its subsidiary, Community Bank & Trust, N.A., will enable us to enhance our product offerings and better serve our communities. Community Bank & Trust pro vides the same kind of personal service that has been the founda tion of our growth. We are confident that our customers will benefit from this affiliation."

     The acquisition results in consolidated assets for Community Financial Corp. of approximately $200.3 million, consolidated loans of approximately $130.6 million and consolidated deposits of approximately $154.6 million based on March 31, 1997 financial information.

     Community Financial Corp. is the bank holding company for Community Bank & Trust, N.A. Community Bank & Trust, N.A.
operates five offices serving Richland, Coles, Jasper, Lawrence, and Wayne Counties in Southeastern Illinois.